Exhibit 5

                        [Letterhead of Thompson Hine LLP]

                                                                January 16, 2004

CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, New York 12601-4879

Ladies and Gentlemen:

      Reference is made to your Registration Statement on Form S-8 (the "Registration Statement") filed this date with the Securities and Exchange Commission under the Securities Act of 1933, relating to CH Energy Group, Inc. Common Stock (the "Stock") which may be offered pursuant to the Central Hudson Gas & Electric Corporation Savings Incentive Plan ("Plan").

      We have made such review and investigation as we have deemed necessary for the purpose of this opinion. Based thereon, we are of the following opinions:

      1. CH Energy Group, Inc. (the "Company") is a corporation duly incorporated and validly existing under the laws of the State of New York.

      2. Upon original issuance of the shares of Stock and the receipt of consideration therefor by the Company as an investment option under and in accordance with the Plan, that Stock will be legally issued, fully paid and non-assessable. With respect to shares of Stock purchased by the Plan on the open market as an investment option under and in accordance with the Plan, that Stock will be legally issued, fully paid and non-assessable.

      The opinions expressed above are limited to the laws of the State of New York.

      We hereby consent to filing this opinion as an Exhibit to the Registration Statement, and we further consent to the use of our name included in Part II,
Item 5 of the Registration Statement.

                 Very truly yours,


                 /s/ Thompson Hine LLP
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                 THOMPSON HINE LLP